COMPANY CONTACT: Tony M. Shelby
                 Chief Financial Officer
                 (405) 235-4546

KCSA CONTACT:    Leslie A. Schupak/Joe Mansi
                 (212) 682-6300, ext. 205/207

 November 17, 2004

                                                                                                    AMEX:LXU

LSB INDUSTRIES, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004

Oklahoma City, Oklahoma. . . November 17, 2004. . . LSB Industries, Inc. (AMEX: LXU), reported net income of $3.5 million for the three months ended September 30, 2004.

Results for three months ended September 30, 2004

Net sales from continuing operations for the three months ended September 30, 2004 and 2003 were $92.4 million and $79.0 million, respectively, an increase of $13.4 million.

For the three months ended September 30, 2004, the Company reported net income of $3.5 million. The results for the quarter included certain non-recurring items including a $4.4 million gain from the early extinguishment of debt and $1.4 million provision for loss on notes receivable from a French manufacturer of HVAC equipment.

In September 2004, LSB's wholly-owned subsidiary, ThermaClime, Inc. completed a $50 million term loan. A portion of the proceeds were used to prepay a financing agreement due in 2005. The early payment eliminated interest on the balance sheet through maturity, resulting in a gain of $4.4 million in the third quarter.

Prior to 2003, certain subsidiaries entered into loan agreements where loans were made to the parent company of a French manufacturer of HVAC equipment whose product line is compatible with our Climate Control Business. The loan agreements provided an option to acquire the common stock. Based upon current assessment of the outlook for the two companies, we concluded that the notes were not recoverable and were written-off in the third quarter 2004. The option period was extended.

(continued)

After deducting $.6 million for preferred stock dividend requirements, which were not paid, net income applicable to common stock was $2.9 million, or $.19 per share fully diluted for the three months ended September 30, 2004.

For the three months ended September 30, 2003, net income was $2.4 million, after including $1.2 million income from the recovery of certain precious metals catalyst. After deducting preferred stock dividend requirements which were not paid, net income applicable to common stock was $1.8 million, or $.12 per share fully diluted.

Results for nine months ended September 30, 2004

For the nine months ended September 30, 2004, the Company reported net income of $5.1 million after:

Gains:

  $4.4 million on extinguishments of debt

  $1.8 million from the sale of certain non-operating assets

Losses:
  $1.1 million, including $.5 million cumulative effect of accounting change due to the consolidation of the French company through June 30, 2004
  $1.4 provision for loss on notes receivable from the French Company
  $1.0 million for professional fees and other costs relating to a proposed unregistered offering of Senior Secured Notes which was terminated in June 2004.

After deducting $1.7 million for dividend requirements on outstanding preferred stocks which were not paid, net income applicable to common stock for 2004 was $3.4 million, or $.23 per share fully diluted, compared to net income applicable to common stock for the same period last year of $1.4 million, or $.10 per share fully diluted.

For the nine months ended September 30, 2003, net income was $3.1 million, after including $1.6 million income from the recovery of certain precious metals catalyst.

Commenting on the third quarter results President, Barry Golsen, stated that "results of our Climate Control Business continued the favorable trend of the first two quarters. Both Sales and Operating Profit for the third quarter were up over the same period last year. Sales were up $6.0 million or 19%, and operating profit was up $.7 million or 20%. New orders continued to be strong, up approximately 14% over last years third quarter. Year-to-date through September 30th, new orders were up approximately 18% over last year.

(continued)

For the nine months, our Chemical Business reported an increase in sales of $21.2 million, with operating profit approximately the same as the prior year. For the third quarter, revenue increased $6.6 million, but operating profit declined $2.3 million.

The decline in our Chemical Business' operating profit, from the same period last year, was primarily due to the recovery of precious metal catalysts in 2003 that did not reoccur in 2004. Precious metals are consumed as a catalyst in our manufacturing process and are reclaimed periodically when and as plants are reworked. Also, we had lower margins in our acid business due to the escalating cost of ammonia feed stocks, which are continuing in the fourth quarter. Acid contract pricing formulas provide for price adjustments in the calendar quarter subsequent to the quarter in which changes in ammonia costs occur."

LSB will host a conference call covering the third quarter 2004 results. You are invited to listen to the call that will be broadcast live over the Internet on Monday, November 29, 2004, at 10:00 a.m. Central. Log on at www.lsb-okc.com or by telephone at dial-in number: 1-888-334-7880.

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's common stock is listed on the AMEX under the symbol LXU and the Series 2 preferred stock is listed for trading on the Over the Counter Bulletin Board under the symbol LSBPD.

# # #

LSB Industries, Inc.
Financial Highlights (Notes)
Nine Months and Three Months Ended September 30, 2004 and 2003
(unaudited)
Nine Months	Three Months
2004	2003	2004	2003
Net sales	$280,267	$240,509	$92,361	$79,023
Cost of sales	238,314	203,419	77,863	65,032
Gross profit	41,953	37,090	14,498	13,991
Selling, general and administrative expenses	37,829	30,661	12,495	10,220
Operating income	4,124	6,429	2,003	3,771
Other income (expense):
Other income	3,466	1,399	368	472
Gains on extinguishments of debt	4,400	258	4,400	-
Interest expense	(4,289)	(4,166)	(1,529)	(1,321)
Provision for loss on notes receivable	(1,447)	-	(1,447)	-
Other expense	(583)	(827)	(272)	(558)
Income before provision for income taxes and cumulative effect of accounting change	5,671	3,093	3,523	2,364
Provision for income taxes	4	-	-	-
Income before cumulative effect of Accounting change	5,667	3,093	3,523	2,364
Cumulative effect of accounting change	(536)	-	-	-
Net income	$5,131	$3,093	$3,523	$2,364
Net income applicable to common stock	$3,431	$1,393	$2,956	$1,797
Income per common share:
Basic:
Income before cumulative effect of accounting change	$.31	$.11	$.23	$.14
Cumulative effect of accounting change	(.04)	-	-	-
Net income	$.27	$.11	$.23	$.14
Diluted:
Income before cumulative effect of accounting change	$.26	$.10	$.19	$.12
Cumulative effect of accounting change	(.03)	-	-	-
Net income	$.23	$.10	$.19	$.12

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2004 and 2003
(unaudited)

Note 1: Certain reclassifications have been made to the Financial Highlights for 2003 to conform to the Financial Highlights presentation for 2004.

Note 2: During the first quarter of 2004, we recognized a gain of $1.8 million (which is classified as other income in the accompanying Financial Highlights) from the sale of certain non-operating assets.

Note 3: In September 2004, we completed a $50 million term loan. A portion of the proceeds were used to pay-off the loans and accrued interest of $36.8 million under a Financing Agreement.

Due to the repayment of the Financing Agreement prior to the maturity date of June 30, 2005, we recognized $4.4 million as a gain on extinguishment of debt.

Note 4: Effective March 31, 2004, we were required under FASB Interpretation No. 46 "Consolidation of Variable Interest Entities", to consolidate the assets, liabilities and results of operations of the parent company of a French manufacturer of HVAC equipment in our consolidated financial statements from March 31, 2004 forward. As a result:
  we recorded a cumulative effect of accounting change of $.5 million and, we included in our operating results for the nine months ended September 30, 2004, and three months ended June 30, 2004, net sales of $3.8 million and an operating loss of $.6 million of the parent company of the French manufacturer.

Based on our current assessment of the parent company and the French manufacturer's current and projected liquidity and results of operations, we have concluded that the outstanding notes receivable are not recoverable. As a result, effective July 1, 2004, we forgave the balance owed pursuant to the notes receivable in exchange for, among other things, an extension of the expiration date of a subsidiary's option to acquire the stock of the parent company of the French manufacturer. Therefore, we have recognized a provision for loss of $1.4 million for the nine months and three months ended September 30, 2004. As a result of the cancellation, we no longer bear the majority of the risk of loss of this entity and are no longer required to consolidate this entity.

(continued)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2004 and 2003
(unaudited)

Note 5: Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends. Basic net income per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding, if any, and the assumed conversion of dilutive convertible securities outstanding, if any.

Note 6: Information about the Company's operations in different industry segments for the nine months and three months ended September 30, 2004 and 2003 is detailed on the following page.

continued)

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2004 and 2003
(Unaudited)
Nine Months	Three Months
2004	2003	2004	2003
(In thousands)
Net sales:
Climate Control	$107,596	$90,290	$37,614	$31,653
Chemical	168,162	146,975	53,063	46,429
Other	4,509	3,244	1,684	941
	$280,267	$240,509	$92,361	$79,023
Gross profit:
Climate Control	$33,652	$27,461	$11,732	$9,243
Chemical	6,898	8,534	2,163	4,461
Other	1,403	1,095	603	287
	$41,953	$37,090	$14,498	$13,991
Operating profit (loss)(1):
Climate Control	$11,464	$9,968	$4,429	$3,687
Chemical	2,145	2,098	(94)	2,210
	13,609	12,066	4,335	5,897
General corporate expenses and other business operations, net	(6,302)	(4,595)	(1,936)	(1,742)
Interest expense	(4,289)	(4,166)	(1,529)	(1,321)
Gains from early extinguishments of debt	4,400	258	4,400	-
Provision for loss on notes receivable	(1,447)	-	(1,447)	-
Provision for impairment on long-lived assets	(300)	(470)	(300)	(470)
Income before provision for income taxes and cumulative effect of accounting change	$5,671	$3,093	$3,523	$2,364

(1) Operating profit (loss) represents operating income (loss) plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net (including unallocated portions of other income and other expense). In computing operating profit (loss) from operations, none of the following items have been added or deducted: general corporate expense and other business operations (including unallocated portions of other income and other expense), interest expense, gains on extinguishment of debt, provision for loss on notes receivable, provision for impairment on long-lived assets, income taxes, or cumulative effect of accounting change.